                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                              DIALOGIC CORPORATION
                                       AT

                               $44 NET PER SHARE
                                       BY

                       INTEL LMH ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF

                               INTEL CORPORATION

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 2, 1999 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN A NUMBER OF SHARES OF THE COMMON STOCK OF DIALOGIC CORPORATION, A NEW JERSEY CORPORATION (THE "COMPANY"), REPRESENTING AT LEAST A MAJORITY OF THE SHARES ISSUED AND OUTSTANDING ON A FULLY-DILUTED BASIS AND (2) THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF INTEL LMH ACQUISITION CORPORATION (THE "PURCHASER") AND THE COMPANY TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING RECEIPT BY PURCHASER AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS.

     AT A MEETING HELD ON MAY 31, 1999, THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (A) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR, ADEQUATE AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, (B) ADOPTED AND APPROVED THE MERGER AGREEMENT AND AUTHORIZED THE EXECUTION THEREOF BY THE COMPANY AND (C) RECOMMENDED THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER.
                            ------------------------

                                   IMPORTANT

     Any shareholder of the Company desiring to tender all or a portion of his Shares (as defined herein) should either (1) complete and sign the Letter of Transmittal, or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in this Offer to Purchase under the caption "THE TENDER OFFER -- 2. Procedure for Accepting the Offer and Tendering Shares" or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Shares.

     A shareholder of the Company who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in this Offer to Purchase under the caption "THE TENDER
OFFER -- 2. Procedure for Accepting the Offer and Tendering Shares."

     Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                            ------------------------

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON
THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF
 THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY
                                  IS UNLAWFUL.
                            ------------------------

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

               The date of this Offer to Purchase is June 7, 1999

                               TABLE OF CONTENTS

                                                              PAGE
INTRODUCTION................................................    1
THE TENDER OFFER............................................    4
 1. Terms of the Offer; Expiration Date.....................    4
 2. Procedure for Accepting the Offer and Tendering
    Shares..................................................    5
 3. Withdrawal Rights.......................................    8
 4. Acceptance for Payment and Payment for Shares...........    8
 5. Certain Federal Income Tax Consequences.................    9
 6. Price Range of the Shares...............................   10
 7. Certain Information Concerning the Company..............   10
 8. Certain Information Concerning Intel and Purchaser......   12
 9. Source and Amount of Funds..............................   14
10. Certain Transactions Between Intel and the Company......   14
11. Contacts with the Company; Background of the Offer and
    the Merger..............................................   15
12. Purpose of the Offer and The Merger Agreement...........   17
13. The Merger Agreement, the Stock Option Agreement and the
    Voting Agreements.......................................   18
14. Interests of Certain Persons in the Merger..............   31
15. Going Private Transactions..............................   32
16. Dividends and Distributions.............................   32
17. Effects of the Offer on the Market For Shares; Nasdaq
    National Market and Exchange Act Registration...........   33
18. Certain Conditions of the Offer.........................   34
19. Certain Legal Matters; Regulatory Approvals.............   35
20. Fees and Expenses.......................................   37
21. Miscellaneous...........................................   37
SCHEDULE I..................................................  I-1

To the Holders of Common Stock of Dialogic Corporation:

                                  INTRODUCTION

     Intel LMH Acquisition Corporation, a New Jersey corporation ("Purchaser"), which is a newly formed, wholly owned subsidiary of Intel Corporation, a Delaware corporation ("Intel"), hereby offers to purchase all of the issued and outstanding shares (the "Shares") of common stock, no par value (the "Company Common Stock"), of Dialogic Corporation, a New Jersey corporation (the "Company"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"), at the purchase price of $44 per Share (the "Offer Price"), net to the tendering shareholder in cash. NO DISSENTERS' OR APPRAISAL RIGHTS ARE AVAILABLE TO THE COMPANY'S SHAREHOLDERS IN CONNECTION WITH THE OFFER OR THE MERGER.

     The Offer is being made pursuant to the terms of the Agreement and Plan of Merger, dated as of May 31, 1999 (the "Merger Agreement"), by and among the Company, Purchaser and Intel. Among other things, the Merger Agreement provides for the making of the Offer and that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or waiver of certain other conditions, Purchaser will be merged with and into the Company (the "Merger"). The Company will continue as the surviving corporation and a wholly owned subsidiary of Intel after the Merger (the "Surviving Corporation"). At the effective time of the Merger, each outstanding Share (except for Shares owned by the Company or Intel, or by any subsidiary of the Company or Intel (the "Excluded Shares")) will be converted into the right to receive the Offer Price, net to the holder in cash, without interest.

     AT A MEETING HELD ON MAY 31, 1999, THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") UNANIMOUSLY (a) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR, ADEQUATE AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, (b) ADOPTED AND APPROVED THE MERGER AGREEMENT AND AUTHORIZED THE EXECUTION THEREOF BY THE COMPANY, AND (c) RECOMMENDED THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF PURCHASER, INTEL AND THE COMPANY TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING (1) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN A NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE SHARES ON A FULLY-DILUTED BASIS (THE "MINIMUM CONDITION") AND (2) RECEIPT BY PURCHASER, INTEL AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS. SEE "THE TENDER OFFER -- 18. CERTAIN CONDITIONS OF THE OFFER."

     THE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 2, 1999, UNLESS EXTENDED.

     Consummation of the Merger is subject to receipt of certain regulatory approvals and satisfaction of a number of other conditions, including approval by the shareholders of the Company if such approval is required by applicable law. See "THE TENDER OFFER -- 19. Certain Legal Matters; Regulatory Approvals." If Purchaser acquires a majority of the outstanding Shares, it will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholder of the Company. If Purchaser acquires at least ninety percent (90%) of the outstanding Shares, Purchaser intends to approve and consummate the Merger without any action by, or any further prior notice to, the other shareholders of the Company pursuant to the short-form merger provisions of the New Jersey Business Corporation Act (the "NJBCA"). In addition, Intel and the Company have entered into a Stock Option Agreement dated as of May 31, 1999 (the "Stock Option Agreement") that permits Intel to purchase, under certain circumstances, up to 3,400,000 shares of Company Common Stock at an exercise price of $44 per share. Among other circumstances permitting Intel to exercise its option, Intel may exercise its option to the extent necessary so that the number of Shares to be acquired pursuant to the option plus the number of tendered Shares will, upon issuance of the option shares, equal at least ninety percent (90%) of the issued and outstanding shares of Company Common Stock. The option is also exercisable upon a termination of the

Merger Agreement in a manner obligating the Company to pay Intel liquidated damages (see "THE TENDER OFFER -- 13. The Merger Agreement, the Stock Option Agreement and the Voting Agreements").

     Intel and Purchaser have entered into five separate Tender and Voting Agreements and Irrevocable Proxies (the "Voting Agreements") with the following five shareholders of the Company (the "Proxy Grantors") who own in the aggregate 5,573,586 Shares, representing approximately 32.6% of the issued and outstanding
Shares: (a) Nicholas Zwick, a director of the Company, who beneficially owns 2,876,899 Shares, (b) James Shinn, a director of the Company, who beneficially owns 1,070,137 Shares, (c) Masako H. Shinn, as trustee for Kiyoshi H. Shinn and Hiroshi R. Shinn, who beneficially owns 80,000 Shares, (d) Kenneth J. Burkhardt, a director of the Company, who beneficially owns 1,443,050 Shares and (e) Joanne Burkhardt, as trustee for Kenneth John Burkhardt, Christopher L. Burkhardt and Julianne N. Burkhardt, who beneficially owns 103,500 Shares. Pursuant to the Voting Agreements, upon the terms and subject to the conditions therein, each Proxy Grantor has agreed, provided the Merger Agreement has not been terminated, promptly to tender to Purchaser substantially all Shares beneficially owned by such Proxy Grantor (except for charitable contributions of up to 5% of such Shares), has agreed to vote such Shares in favor of approval of the Merger Agreement and the transactions contemplated thereby and has granted an irrevocable proxy to Purchaser with respect to such Shares.

     Each holder (other than holders of Excluded Shares) of a certificate representing any Shares will, from and after the consummation of the Merger, cease to have any rights with respect to such Shares, except the right to receive the Offer Price. From and after the consummation of the Merger, each Excluded Share will be canceled and extinguished and cease to exist without any conversion thereof, and no payment will be made with respect thereto.

     HAMBRECHT & QUIST LLC ("HAMBRECHT & QUIST"), FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED A WRITTEN OPINION TO THE COMPANY BOARD, DATED MAY 31, 1999 (THE "HAMBRECHT & QUIST OPINION"), TO THE EFFECT THAT, AS OF THAT DATE, THE CONSIDERATION TO BE RECEIVED BY THE SHAREHOLDERS OF THE COMPANY PURSUANT TO THE MERGER AGREEMENT IS FAIR FROM A FINANCIAL POINT OF VIEW. THE FULL TEXT OF THE HAMBRECHT & QUIST OPINION IS ATTACHED TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WHICH IS BEING MAILED TO SHAREHOLDERS OF THE COMPANY HEREWITH. SHAREHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW OF HAMBRECHT & QUIST.

     The Company has informed Purchaser that as of June 3, 1999 there were approximately 17,100,000 Shares issued and outstanding and vested options covering approximately 1,300,000 Shares. As of the date hereof, Intel and its affiliates beneficially own no Shares. The Minimum Condition should therefore be satisfied if at least approximately 9,200,000 Shares are validly tendered and not withdrawn prior to the Expiration Date (up to 5,573,586 Shares will be tendered to Purchaser pursuant to the Voting Agreements).

     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S SHAREHOLDERS. ANY SUCH SOLICITATION WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

     Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See "THE TENDER OFFER -- 5. Certain Federal Income Tax Consequences." Intel will pay all charges and expenses of Citibank, N.A., as Depositary (in such capacity, the "Depositary"), and D.F. King & Co., Inc., as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. For a description of the fees and expenses to be paid by Purchaser, see "THE TENDER OFFER -- 20. Fees and Expenses."

     The information contained in this Offer to Purchase concerning the Company was supplied by the Company. Neither Intel nor Purchaser takes any responsibility for the completeness or accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, Intel and Purchaser was supplied by Intel and Purchaser. The Company takes no responsibility for the completeness or accuracy of such information.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. ALSO SEE "THE TENDER OFFER -- 21. MISCELLANEOUS" FOR INFORMATION REGARDING CERTAIN ADDITIONAL DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER.

     References herein to Intel will, unless the context indicates otherwise, include Intel and all of its subsidiaries, including Purchaser.

                                THE TENDER OFFER

 1. TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not theretofore withdrawn in accordance with the terms set forth in this Offer to Purchase under the caption "TENDER OFFER -- 3. Withdrawal Rights." The term "Expiration Date" means midnight, New York City time, on Friday, July 2, 1999, unless and until Purchaser, subject to restrictions contained in the Merger Agreement, has extended the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by Purchaser, will expire.

     Purchaser expressly reserves the right to waive any conditions of the Offer (except as otherwise provided in the Merger Agreement), to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, Purchaser may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought pursuant to the Offer, (iv) add additional conditions to the Offer, (v) amend the conditions to the Offer set forth in Annex A to the Merger Agreement to broaden their scope,
(vi) extend the Offer except as permitted by the terms of the Merger Agreement, or (vii) amend the Minimum Condition.

     Purchaser may, without the consent of the Company Board, (i) from time to time extend the Offer if at the scheduled Expiration Date any conditions of the Offer have not been satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission applicable to the Offer or (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than twenty business days beyond the latest Expiration Date that would otherwise be permitted under clause (i) or
(ii) of this sentence if, on such Expiration Date, there have not been tendered at least 90% of the outstanding Shares. In addition, if at the time of any scheduled Expiration Date any one or more of the conditions to the Offer set forth on Annex A to the Merger Agreement are not satisfied and none of the events set forth in paragraphs (a) through (f) of Annex A to the Merger Agreement that would permit Purchaser not to accept tendered Shares for payment has occurred and is continuing, then, provided, that such conditions are reasonably capable of being satisfied and no such event has occurred on or prior to (and is continuing on) September 15, 1999, Purchaser will extend the Offer from time to time unless any such condition is no longer reasonably capable of being satisfied or any such event has occurred. In no event, however, will Purchaser be required to extend the Offer beyond September 15, 1999. As used in this Offer to Purchase, "business day" means any day, other than a day on which the Nasdaq National Market is closed.

     Subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right, subject to the terms and conditions of the Merger Agreement, at any time and from time to time, upon the failure to be satisfied of any of the conditions to the Offer, to (i) terminate or amend the Offer, (ii) extend the Offer and postpone acceptance for payment of any Shares or (iii) waive any condition, by giving oral or written notice of such termination, amendment, extension or waiver to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to any such extension and will remain tendered, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. The ability of Purchaser to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that an offeror either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer. If Intel or Purchaser waives any of the conditions set forth in this Offer to Purchase under the caption "THE TENDER OFFER -- 18. Certain Conditions of the Offer," the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to Company shareholders, require that the Offer remain open for an additional period of time and/or that Purchaser disseminate information concerning such waiver.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition to the Offer, Purchaser will disseminate additional tender offer materials

(including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and l4e-1 under the Exchange Act. These rules generally provide that the minimum period during which a tender offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to securityholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum ten-business day period is generally required to allow for adequate dissemination to shareholders and for investor response.

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement in accordance with the public announcement requirements of Rule 14e-l(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to them in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser has no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     The Company has provided Purchaser with the Company shareholder list, a nonobjecting beneficial owners list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

 2. PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES

  Valid Tender of Shares

     For a shareholder to validly tender Shares pursuant to the Offer, either:
(a)(i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and
(ii) either certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or such tendered Shares must be delivered pursuant to the procedure for book-entry transfer described below (and a Book-Entry Confirmation (as defined herein) received by the Depositary), in each case prior to the Expiration Date; or (b) the tendering shareholder must comply with the guaranteed delivery procedures described below.

  Book-Entry Transfers

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility may make book-entry delivery of the Shares by causing the book-entry transfer system to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS BOOK-ENTRY PROCEDURES DOES NOT CONSTITUTE VALID DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED AT THE DEPOSITARY. IF DELIVERY IS BY MAIL, THEN INSURED OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees

     No signature guarantee on the Letter of Transmittal is required if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates not validly tendered, not accepted for payment or not purchased are to be issued or returned to, a person other than the registered holder of the Share Certificates, the tendered Share Certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name of the registered holder appears on the Share Certificates with the signature on such Share Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery

     If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered provided that all of the following guaranteed delivery procedures are duly complied with:

          (a) such tender is made by or through an Eligible Institution;

          (b) the Depositary receives (by hand, mail, telegram or facsimile transmission) on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

          (c) the Share Certificates representing all tendered Shares, in proper form for transfer (or Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of such

     Notice of Guaranteed Delivery. A "Nasdaq trading day" is any day on which securities are traded on the Nasdaq National Market.

     The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding anything else described in this Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates, Book-Entry Confirmations and such other documents are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of the Shares to any tendering shareholders, regardless of any extension of the Offer or any delay in making such payment.

  Determination of Validity

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares with respect to any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. Neither Purchaser, Intel, the Depositary, the Information Agent nor any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Other Requirements

     By executing the Letter of Transmittal, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the Expiration Date), effective when, if and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. All such proxies will be considered coupled with an interest in the tendered Shares. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares accepted for payment or other securities or rights will, without further action, be revoked, and no subsequent proxies may be given. Such designees of Purchaser will, with respect to such Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper in respect of any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

     Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described herein will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Backup Federal Income Tax Withholding

     To prevent backup federal income tax withholding on payments of cash pursuant to the Offer, a shareholder tendering Shares in the offer must provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certification described herein, under federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payment made to such shareholder pursuant to the Offer. All shareholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as a part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding. Noncorporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

 3. WITHDRAWAL RIGHTS

     Tendered Shares may be withdrawn at any time prior to the Expiration Date only by following the procedures described below.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn as set forth on such Share Certificates if different from the name of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be furnished to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer described in Section 2 above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with such withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, and its determination will be final and binding. Neither Purchaser, the Depositary, the Information Agent nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur any liability for failure to give any such notice.

     Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 above at any time on or prior to the Expiration Date.

 4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), promptly after the Expiration Date Purchaser will accept for payment, and will pay for, any and all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with Section 3 above. Subject to applicable rules of the Commission and the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law or government regulation.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates for such Shares (or timely Book-Entry

Confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 2 above), (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer and
(iii) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PURCHASE PRICE OF SHARES TENDERED PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser's obligation to make such payments will be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of Purchaser's acceptance for payment of Shares. Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or on its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If Purchaser is delayed in its acceptance for payment of, or payment for, tendered Shares or is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to Purchaser's obligations under Rule 14e-l(c) under the Exchange Act to pay for or return the tendered Shares promptly after the termination or withdrawal of the Offer), the Depositary may, nevertheless, retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described under Section 3 above.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or for any other reason, Share Certificates for any such Shares will be returned, without expense, to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 2 above, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

 5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The summary of federal income tax consequences set forth below is for general information only and is based on Purchaser's understanding of the law as currently in effect. The tax consequences to each shareholder will depend in part upon such shareholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, tax exempt organizations, persons who acquired their shares as part of a straddle, hedge or other integrated instrument, and shareholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation. ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, a shareholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated and characterized separately for each block of Shares (i.e., a group of Shares with the same tax basis and holding period) tendered pursuant to the Offer. The maximum federal income tax rate applicable to non-corporate taxpayers on long-term capital gain is 20%, and the use of capital losses to offset other income is subject to limitations.

     A shareholder (other than certain exempt shareholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the shareholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A shareholder that does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service (the "IRS"). See Section 2.

     If backup withholding applies to a shareholder, the Depositary is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS on a timely basis. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an appropriate income tax return on a timely basis.

 6. PRICE RANGE OF THE SHARES

     The Shares are traded on the Nasdaq National Market under the symbol "DLGC". The following table sets forth, for the periods indicated, the high and low sales prices of Company Common Stock as reported on the Nasdaq National
Market:

                                                                  TRADING
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
Fiscal Year ended December 31, 1997:
First Quarter...............................................  $36.75    $19.38
Second Quarter..............................................  $29.25    $16.06
Third Quarter...............................................  $43.00    $26.87
Fourth Quarter..............................................  $49.87    $36.25

Fiscal Year ended December 31, 1998:
First Quarter...............................................  $47.00    $31.75
Second Quarter..............................................  $44.38    $26.25
Third Quarter...............................................  $37.69    $26.25
Fourth Quarter..............................................  $26.75    $17.88

Fiscal Year ended December 31, 1999:
First Quarter...............................................  $35.81    $19.50
Second Quarter (through May 28, 1999).......................  $34.88    $27.22

     On May 28, 1999, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, according to published sources, the last reported sale price of Company Common Stock on the Nasdaq National Market was $33.38 per Share. On June 4, 1999, the last full day of trading before the commencement of the Offer, according to published sources, the last reported sale price of Company Common Stock on the Nasdaq National Market was $ 43.47 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR COMPANY COMMON STOCK.

 7. CERTAIN INFORMATION CONCERNING THE COMPANY

  General

     The Company is a New Jersey corporation with its principal offices located at 1515 Route 10, Parsippany, New Jersey, 07054.

     The Company designs, manufactures and markets hardware and software enabling technologies for "computer telephony" systems. "Computer telephony"
(CT) is a term used to encompass a wide variety of technologies and applications that use the information processing capabilities of a computer (often a server) to add intelligence to telephone functions and to combine these functions with data processing. The Company's products are used in voice, fax, data, voice recognition, speech synthesis and call center management CT applications. The Company's products are sold globally primarily to original equipment manufacturers, value-added resellers, systems integrators, applications developers and service providers through both a direct sales force and distributors. The Company also licenses the use of various stand-alone software products. The Company also provides various products which include third party provided technology embedded in Company boards.

  Available Information

     The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and officers (including their remuneration, stock options granted to them and shares held by them), the principal holders of the Company's securities, and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements and annual reports distributed to the Company's shareholders and filed with the Commission. These reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located in Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees from the Commission's principal office at 450 Fifth Street. N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at
<http://www.sec.gov> that contains reports, proxy statements and other information. In addition, such material should also be available for inspection at The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Copies of some of the Company's periodic reports and proxy statements may also be obtained from the Company's Internet site on the World Wide Web at
<http://www.dialogic.com>.

  Summary Financial Information

     Set forth below is certain selected consolidated financial information with respect to the Company and its consolidated subsidiaries contained in the Company's 1998 Annual Report on Form 10-K (the "Company 1998 Annual Report") and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 (the "Company 1999 10-Q") and March 31, 1998 (the "Company First Quarter 1998 10-Q"). More comprehensive financial information is included in the Company 1998 Annual Report, the Company 1999 10-Q and the Company First Quarter 1998 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to the Company 1998 Annual Report, the Company 1999 10-Q and the Company First Quarter 1998 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Company 1998 Annual Report, the Company 1999 10-Q and the Company First Quarter 1998 10-Q are available for inspection as described below under "Available Information."

                          THE COMPANY AND SUBSIDIARIES
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   THREE MONTHS ENDED                       YEAR ENDED
                                 ----------------------    --------------------------------------------
                                 MARCH 31,    MARCH 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                   1999         1998           1998            1997            1996
                                 ---------    ---------    ------------    ------------    ------------
                                      (UNAUDITED)
Statement of Income Data:
  Revenues.....................  $ 72,348      $66,388       $293,525        $261,310        $213,604
  Cost of goods sold...........    25,477       24,657        108,567          98,329          84,764
                                 --------      -------       --------        --------        --------
  Gross profit.................    46,871       41,731        184,958         162,981         128,840
  Research and development
     expense...................    17,613       13,759         65,350          51,530          40,666
  Selling, general and
     administrative expenses...    22,235       18,975         80,228          79,098          60,052
  Asset impairment.............        --        5,297          5,297              --              --
                                 --------      -------       --------        --------        --------
  Operating income.............     7,023        3,700         34,083          32,353          28,122
  Interest income -- net.......       820          647          3,099           1,637           2,440
  Net realized (losses) gains
     on available for sale
     securities................        --           --             32              (4)          9,175
  Gain on sale of subsidiary...        --       23,384         23,384              --              --
  Income before provision for
     income taxes..............     7,843       27,731         60,598          33,986          39,737
  Provision for income taxes...     2,823       12,158         23,990          12,234          14,189
                                 --------      -------       --------        --------        --------
  Net income...................     5,020       15,573         36,608          21,752          25,548
Income per share:
  Basic........................      0.31         0.97           2.29            1.37            1.63
  Diluted......................      0.30         0.93           2.21            1.31            1.56
Shares used in the calculation
  of pro forma income per
  share:
  Basic........................    16,252       16,061         16,010          15,931          15,654
  Diluted......................    16,899       16,825         16,558          16,598          16,417
Balance Sheet Data:
  Working capital..............   174,781      144,237        139,559         119,920         103,909
  Total assets.................   250,180      214,138        216,983         182,404         147,270
  Long-term obligations, net of
     current maturities........     7,394        2,376          2,475           2,481           2,926
  Shareholders' equity.........   207,637      163,977        175,677         144,865         124,842

     Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information. Although Intel and Purchaser have no knowledge that any of such information is untrue, neither Intel nor Purchaser takes any responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

 8. CERTAIN INFORMATION CONCERNING INTEL AND PURCHASER

  General

     Intel is a Delaware corporation with its principal office located at 2200 Mission College Boulevard, Santa Clara, California 95052-8119. Intel and its subsidiaries operate mainly in one industry segment. Intel designs, develops, manufactures and markets microcomputer components and related products at various levels of integration. Intel's principal components consist of silicon-based semiconductors etched with complex patterns of transistors. Each one of these integrated circuits can perform the functions of thousands -- some even millions -- of individual transistors, diodes, capacitors and resistors.

     Purchaser is a New Jersey corporation with its principal executive offices located at 2200 Mission College Boulevard, Santa Clara, California 95052-8119. Purchaser is a wholly owned subsidiary of Intel which was organized to acquire the Company and has not conducted any unrelated activities since its organization.

  Summary Financial Information

     Set forth below is certain selected consolidated financial information with respect to Intel and its subsidiaries contained in Intel's 1998 Annual Report to Stockholders (the "Intel 1998 Annual Report") and Intel's Quarterly Report on Form 10-Q for the quarter ended March 27, 1999 (the "Intel 1999 l0-Q"). More comprehensive financial information is included in the Intel 1998 Annual Report, the Intel 1999 10-Q and other documents filed by Intel with the Commission, and the following summary is qualified in its entirety by reference to the Intel 1998 Annual Report, the Intel 1999 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Intel 1998 Annual Report, the Intel 1999 l0-Q and such other documents are available for inspection as described below under "Available Information."

                       INTEL CORPORATION AND SUBSIDIARIES
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                   THREE MONTHS ENDED                       YEAR ENDED
                                 ----------------------    --------------------------------------------
                                 MARCH 27,    MARCH 28,    DECEMBER 26,    DECEMBER 27,    DECEMBER 26,
                                   1999         1998           1998            1997            1996
                                 ---------    ---------    ------------    ------------    ------------
                                      (UNAUDITED)
Summary of Earnings Data:
  Net revenues...............     $7,103       $6,001        $26,273         $25,070         $20,847
  Operating income...........      2,637        1,781          8,379           9,887           7,553
  Net income.................      1,999        1,273          6,068           6,945           5,157
  Basic Earnings per common
     share...................       0.60         0.39           1.82            2.12            1.57
  Diluted earnings per common
     share...................       0.57         0.36           1.73            1.93            1.45
  Weighted average common
     shares outstanding......      3,324        3,281          3,336           3,271           3,290
  Weighted average common
     shares outstanding,
     assuming dilution.......      3,478        3,549          3,517           3,540           3,551

                                                            AT              AT              AT
                                                         MARCH 27,     DECEMBER 26,    DECEMBER 27,
                                                           1999            1998            1997
                                                        -----------    ------------    ------------
                                                        (UNAUDITED)
Balance Sheet Data:
  Total assets........................................    $33,093        $31,471         $28,880
  Total current liabilities...........................      6,216          5,804           6,020
  Total liabilities...................................      8,367          8,094           9,585
  Total stockholders' equity..........................     24,726         23,377          19,295

  Available Information

     Intel is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Information, as of particular dates, concerning Intel's directors and officers, their remuneration, stock options and other matters, the principal holders of Intel's securities and any material interest of such persons in transactions with Intel is required to be disclosed in proxy statements distributed to Intel's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission and from the Nasdaq Stock Market in the same manner as is described for the Company in
Section 7. Copies of some of Intel's periodic reports and proxy statements may also be obtained from Intel's Internet site on the World Wide Web at
<http://www.intel.com>.

  Directors and Officers

     The name, business address, citizenship, present principal occupation or employment and five-year employment history of each of the executive officers of Intel and Purchaser are set forth in Schedule I hereto.

     Except as described in this Offer to Purchase, (i) neither Intel nor Purchaser nor, to the best of Intel's and Purchaser's knowledge, any of the persons listed in Schedule I hereto, or any associate or subsidiary of Intel, beneficially owns or has any right to acquire directly or indirectly any Shares or has any contract, arrangement, understanding or relationship with any other person with respect to any Shares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, and (ii) neither Intel nor Purchaser nor, to the best of Intel's and Purchaser's knowledge, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, since June 7, 1994, neither Intel, Purchaser nor, to the best of Intel's and Purchaser's knowledge, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since June 7, 1994 there have been no contracts, negotiations or transactions between Intel, any of its subsidiaries or, to the best of Intel's and Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition; a tender offer for or other acquisition of securities of any class of the Company; an election of directors of the Company; or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

 9. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by Purchaser to purchase the Shares will be approximately $780 million. Purchaser plans to obtain all funds needed for the Offer through a capital contribution, which will be made by Intel to Purchaser at the time the Shares tendered pursuant to the Offer are accepted for payment. Intel intends to use its available cash on hand to make this capital contribution. Neither the Offer nor the Merger is conditioned on obtaining financing.

10. CERTAIN TRANSACTIONS BETWEEN INTEL AND THE COMPANY

     Except as set forth in this Offer to Purchase, since January 1, 1998, none of Intel or Purchaser or, to the best knowledge of Intel and Purchaser, any of the persons listed on Schedule I hereto, has engaged in any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1998 there have been no contracts, negotiations or transactions between Intel, or any of its subsidiaries or, to the best knowledge of Intel and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition; a tender offer for or other acquisition of securities of any class of the Company; an election of directors of the Company; or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

     On February 17, 1999, Intel and the Company entered into a Confidential Non-Disclosure Agreement (the "CNDA") pursuant to which they agreed to keep confidential each party's business strategy and marketing plans. On May 20, 1999, Intel and the Company entered into a CNDA (supplemented on May 21, 1999) in contemplation of exchange of information relating to potential merger negotiations.

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER AND THE MERGER

     Over a period of years, the Company has discussed from time to time with Intel various potential strategic relationships.

     In the Fall of 1998, Anant Das, Strategic Manager in Intel's Enterprise Server Group ("ESG"), called Howard Bubb, CEO of the Company, to discuss possible relationships between the two companies. In October 1998, Mr. Bubb and John Landau, Strategic Marketing VP of the Company, met in Portland, Oregon, with John Miner, Vice President and General Manager of ESG, Scott Richardson, Director, Communication and Internet Server Division of ESG, Mr. Das and Elliot Swan, Director of Business Development for ESG. At this meeting, Messrs. Bubb and Landau presented an overview of the Company and its business. Messrs. Bubb and Miner then discussed relationships between the companies in general terms, including the possibility of either a development or strategic relationship agreement, with a possible strategic minority investment by Intel in the Company.

     In early February of 1999, Mr. Miner telephoned Mr. Bubb and suggested additional meetings to discuss possible relationships between Intel and the Company.

     On February 17, 1999, Messrs. Bubb and Landau met with Messrs. Miner and Swan at the Dallas airport. At this meeting, Messrs. Miner and Swan raised the possibility of Intel's acquiring the Company. Mr. Bubb noted that, in order to proceed, he would expect that the Company needed to satisfy itself as to strategic compatibility, cultural fit and fair economic value. The parties agreed to further discussions. That same day the parties entered into the CNDA in contemplation of the exchange of information.

     Between February 17, 1999 and March 4, 1999, the parties held a number of telephone conferences covering high level discovery and due diligence issues. Participants included Messrs. Tom Amato, CFO of the Company, Swan, Landau and Guy Anthony, Assistant Treasurer of Intel.

     On March 4, 1999, Mr. Miner spoke with Mr. Bubb by telephone about the process within Intel for pursuing an acquisition. On March 11 and 12, Mr. Amato and Steve Krupinski, Human Resources VP of the Company, met with Messrs. Swan, Anthony, Richardson, Adam Lane, Finance Manager of ESG, Arun Chetty, Senior Treasury Manager of Intel, and Sean Fitzgerald, ESG Senior Counsel of Intel, in Portland, Oregon. Theodore Weitz, VP and General Counsel of the Company, participated by telephone on March 12.

     On March 12, 1999, during a scheduled internal meeting at Intel involving Messrs. Arvind Sodhani, VP and Treasurer of Intel, Miner, Anthony, Swan, Richardson, Les Vadasz, Senior VP of Intel, Craig Barrett, Chief Executive Officer of Intel, Andy Grove, Chairman of Intel, and Andy Bryant, CFO of Intel, agreement was reached to continue discussions with the Company and to seek Intel board approval for an acquisition.

     On March 16, 1999, Mr. Bubb met with Mr. Miner at Newark Airport in New Jersey to further discuss strategic and cultural issues, and on March 17 Mr. Bubb met with Mr. Barrett in Washington, D.C. That afternoon, Mr. Anthony visited the Company in New Jersey and met with Messrs. Bubb, Amato and Weitz and began to discuss valuation. Mr. Anthony stated that the results of the discounted cash flow analysis and stock market comparable analysis performed by Intel indicated a value of mid to upper $30 per Share. On March 18, 1999, Mr. Amato called Mr. Anthony and reported that this value was insufficient to present to the Company Board, but indicated a willingness to continue discussions.

     On March 19, 1999, Messrs. Anthony and Sodhani called Mr. Amato and suggested a value of $41 per Share, in cash, contingent on due diligence, negotiation of definitive agreements and Intel board approval.

     On March 24, 1999, Messrs. Bubb, Amato and Landau met by telephone with Messrs. Miner, Swan, Sodhani, Chetty and David Johnson, Treasury Manager of Intel, and presented the Company's view of strategic synergies and value.

     On March 25, 1999, a presentation was made by Intel management to Intel's Board of Directors proposing an acquisition of the Company. The board approved a resolution authorizing an acquisition for either cash or stock within specified parameters.

     On March 26, Mr. Anthony called Mr. Amato to communicate that the Intel board had approved proceeding with the acquisition discussions, contingent on due diligence. Mr. Amato called Mr. Anthony back the same day and indicated that the Company Board considered a value of $41 per share to be insufficient. Mr. Anthony and Mr. Amato agreed to continue their discussions.

     On March 30, 1999, Messrs. Anthony, Richardson, Lane, Swan and Johnson called Messrs. Bubb, Amato and Landau to give the Company feedback concerning valuation at the March 24, 1999 conference call.

     On March 31, 1999, Messrs. Anthony and Sodhani met with Mr. Amato by telephone to further discuss valuation. Mr. Amato indicated that the Company Board was unwilling to engage in formal negotiations at a $41 valuation by Intel, but that they might consider a valuation in the high $40's.

     On April 2, 1999, Messrs. Bubb, Amato and Landau met by telephone with Messrs. Miner, Swan, Lane, Anthony and Roger Erwin, ESG HR Manager of Intel, to further discuss synergy, value and management retention issues in a possible acquisition.

     On April 9, the Company Board discussed the status of negotiations.

     From April 9 through 24, valuation discussions continued by telephone, led primarily by Mr. Amato for the Company and Messrs. Sodhani and Anthony for Intel, and with some participation by Messrs. Weitz, Bubb and Swan. Intel continued to express unwillingness to consider a higher valuation, and the Company expressed its unwillingness to move lower. The Company Board was kept apprised of events through regular updates.

     On April 24, 1999, Messrs. Anthony and Sodhani called Messrs. Amato and Bubb and indicated a willingness to consider an acquisition of the Company for Intel stock, but at a value of $37 per Share rather than $41 per Share.

     On May 1, 1999, Messrs. Anthony and Sodhani called Mr. Amato and advised him that Intel would consider a valuation of $41 per Share for either a cash or stock acquisition.

     On May 3 and 4, 1999, Messrs. Anthony and Sodhani held several discussions with Messrs. Amato and Bubb about the alternative merits of a cash versus stock transaction.

     After a discussion at a Company Board meeting on May 6, 1999, the Company Board authorized management to retain Hambrecht & Quist as investment bankers to assist in valuation discussions. Messrs. Amato and Weitz spoke to Mark Zanoli of Hambrecht & Quist on May 6 1999, completed an agreement with Hambrecht & Quist on May 7, 1999, and that afternoon Mr. Amato informed Mr. Anthony that Mr. Zanoli would be acting on the Company's behalf in the transaction.

     On May 7, 1999, during a scheduled internal meeting at Intel involving Messrs. Sodhani, Miner, Anthony, Vadasz, Barrett, Grove, Bryant and Suzan Miller, senior attorney at Intel, the status of negotiations with the Company was discussed.

     On May 10, Mr. Zanoli presented the Company's position to Messrs. Anthony and Sodhani. Discussions continued almost daily among Messrs. Sodhani, Anthony, Zanoli, Amato and Weitz over the next week and, on May 17, Mr. Zanoli conveyed the information to Messrs. Anthony and Sodhani that the Company would consider reducing its valuation to $44 per Share for a transaction involving Intel stock.

     On May 18, Messrs. Anthony and Sodhani informed Mr. Zanoli that Intel would be willing to consider an increase in its proposed valuation to $44 per Share for an all-cash tender offer. That proposal was presented to the Company Board in a special telephonic board meeting on May 18, 1999 attended by all board members, and Messrs. Weitz, Amato and Zanoli, at which Mr. Zanoli analyzed Intel's proposal, reviewed the discussions with Intel to date and generally advised the Company Board that he believed Hambrecht & Quist could render its fairness opinion at that level and that he did not expect alternative bidders at a higher price.

     On May 19, in a telephone conversation involving Messrs. Bubb, Amato, Weitz, Zanoli, Sodhani, Miner and Anthony, the parties agreed to discuss the detailed terms of a transaction based on the latest all-cash valuation, subject to signing a definitive agreement, due diligence and no change in market conditions.

     The parties immediately began intensive due diligence and the negotiation of a definitive agreement. Between May 25 and May 31, 1999, numerous meetings were held by telephone and at the offices of Gibson, Dunn & Crutcher LLP, outside counsel to Intel, in New York, New York, among representatives of Intel, the Company, Gibson, Dunn & Crutcher LLP, Lowenstein Sandler PC, outside counsel to the Company, and Winthrop Stimson Putnam & Roberts, special outside counsel to the Company, to negotiate the Merger Agreement and related agreements.

     On May 29, 1999, the Company Board reviewed the then-current draft of the definitive Merger Agreement in a special telephonic meeting, all board members having received the contract draft prior to the meeting. This meeting was attended by all Company Board members, and Messrs. Zanoli (by telephone), Bubb, Amato, Weitz, Ronald Prague, Esq. corporate counsel at the Company, Peter Ehrenberg, Esq. and Alan Wovsaniker, Esq. of Lowenstein Sandler PC, and Stephen
R. Rusmisel, Esq. of Winthrop Stimson Putnam & Roberts. Mr. Zanoli expressed his view that Hambrecht & Quist would be able to render its fairness opinion assuming successful completion of the negotiation of certain open issues. Counsel performed a detailed analysis of the agreements and negotiations to date, and discussed the specific terms of the proposed Merger Agreement and the proposed Stock Option Agreement, and the agreements from certain shareholders on which, in part, Intel's offer was conditioned. The Company Board requested that the Company's representatives continue negotiations, and focus particularly on removing impediments to the Company's ability to consider alternative transactions consistent with the Company Board's fiduciary responsibilities.

     The parties negotiated intensively through May 29, 30 and 31.

     On May 30, 1999, the status of negotiations was reviewed with Messrs. Vadasz, Barrett and Miner by Messrs. Sodhani, Anthony, Swan, Peter Cizik, Business Development Manager of Intel, and Ms. Miller and Kirby Dyess, Vice President and Director, New Business Development at Intel. Dr. Barrett approved the current Intel position in the negotiations within specified parameters.

     The Company Board met telephonically at 7:00 p.m. on Monday, May 31, 1999. All board members attended, as did Messrs. Zanoli, Bubb, Amato, Weitz, Prague, Ehrenberg, Wovsaniker and Rusmisel. The Company Board was apprised of the progress since the prior meeting, given a detailed analysis of the changes in the proposed Merger Agreement, the proposed Stock Option Agreement and the agreements from certain shareholders, including improvements in the "fiduciary out" provisions, a reduction in the proposed breakup fee, and the fact that those restrictions that remained were conditions of the transaction that Intel would not remove. Mr. Zanoli then rendered Hambrecht & Quist's opinion that the transaction is fair to shareholders of the Company from a financial point of view. Next, counsel analyzed certain legal aspects of the transaction. The Company Board then adjourned as final negotiations continued.

     The Company Board reconvened at approximately midnight on May 31, and unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair, adequate, and in the best interests of the Company's shareholders, (b) adopted and approved the Merger Agreement and authorized the execution thereof by the Company, and (c) recommended that the Company's shareholders accept the Offer and tender their Shares hereunder.

12. PURPOSE OF THE OFFER AND THE MERGER AGREEMENT

     The purpose of the Offer is for Intel to acquire, indirectly, the entire equity interest in the Company. The purpose of the Merger is for Intel to acquire all of the equity interest in the Company not acquired pursuant to the Offer. Upon consummation of the Merger, the Company will become a direct, wholly owned subsidiary of Intel. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt transfer of ownership of the equity interest in the Company from the Company's shareholders to Intel and to provide them with cash for all of their Shares.

     Under the NJBCA, the approval of the Company Board and, under certain circumstances, the affirmative vote of the holders of a majority of the Shares present at a duly constituted meeting are required to approve and adopt the Merger Agreement and the transactions contemplated thereby. If a vote of the shareholders is required, the Company has agreed in the Merger Agreement to take all actions necessary to convene and hold a meeting of its shareholders (the "Shareholders' Meeting"), as promptly as practicable after the acceptance for payment of Shares pursuant to the Offer, to consider and vote upon the adoption and approval of the Merger Agreement and the transactions contemplated thereby. A proxy statement containing detailed information concerning the Merger will be furnished to shareholders of the Company in connection with any Shareholders' Meeting. Notwithstanding the foregoing, if Intel, Purchaser and/or any other subsidiary of Intel has acquired at least 90% of the outstanding Shares, the parties will take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Shareholders' Meeting in accordance with Section 14A:10-5.1 of the NJBCA.

     At a meeting held on May 31, 1999, the Company Board unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair, adequate, and in the best interests of the Company's shareholders, (b) adopted and approved the Merger Agreement and authorized the execution thereof by the Company and (c) recommended that the Company's shareholders accept the Offer and tender their shares hereunder. As described above, the only remaining corporate action of the Company that may be required is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the holders of a majority of the Shares. If the Minimum Condition is satisfied, Intel will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholder of the Company. Under the Merger Agreement, Intel has agreed to vote, or cause to be voted, at any such meeting all Shares owned by it, Purchaser or any other subsidiary of Intel in favor of the Merger. If Intel acquires at least 90% of the Shares in the Offer, under the NJBCA, it will be able to consummate the Merger without a vote of the Company's shareholders.

     Furthermore, the Stock Option Agreement permits Intel to purchase up to 3,400,000 shares of Company Common Stock at an exercise price of $44 per share under certain specified circumstances. Among other circumstances permitting Intel to exercise its option, Intel may exercise its option to the extent necessary so that the number of shares to be acquired pursuant to the option plus the number of tendered Shares will, upon issuance of the option shares, equal at least ninety percent (90%) of the issued and outstanding Shares of the Company. The purchase of Shares pursuant to its option may, under certain circumstances, allow Intel to increase its ownership of Shares above 90% in order to consummate the Merger without a vote of the shareholders of the Company. The option is also exercisable upon a termination of the Merger Agreement in a manner obligating the Company to pay Intel $25 million as liquidated damages (see "THE TENDER OFFER -- 13. The Merger Agreement, the Stock Option Agreement and the Voting Agreements"). In addition, Intel reserves the right to purchase additional Shares in the open market.

13. THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT AND THE VOTING AGREEMENTS

     THE MERGER AGREEMENT

     The following is only a summary of certain provisions of the Merger Agreement. Company shareholders should read the Merger Agreement in its entirety. A copy of the Merger Agreement is filed with the Commission as an exhibit to Intel's and Purchaser's Tender Offer Statement on Schedule 14D-l.

     The Offer. The Merger Agreement provides for the making of the Offer. Pursuant to the Offer, each tendering shareholder will receive the Offer Price for each Share tendered in the Offer. Purchaser's obligation to accept for payment or pay for Shares is subject to the satisfaction of the conditions that are described in "THE TENDER OFFER -- 18. Certain Conditions of the Offer," including the Minimum Condition. Pursuant to the Merger Agreement, Purchaser expressly reserves the right to waive any of the conditions to the Offer (except as otherwise provided in the Merger Agreement), and to make any change in the terms or conditions of the Offer; provided that, without the written consent of the Company, Purchaser may not (i) decrease the Offer Price,
(ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought pursuant to the Offer, (iv) add additional conditions to the Offer, (v) amend the conditions to the Offer set forth in Annex A to the Merger Agreement to broaden their scope, (vi) extend the Offer except as permitted by the terms of the Merger Agreement, or (vii) amend the Minimum Condition.

     Notwithstanding the foregoing, Purchaser may, without the consent of the Company Board, (i) from time to time extend the Offer if at the scheduled Expiration Date of the Offer any conditions to the Offer shall not have been satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission applicable to the Offer and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than twenty business days beyond the latest Expiration Date that would otherwise be permitted under clauses (i) or (ii) of this sentence if on such Expiration Date there shall not have been tendered at least 90% of the outstanding Shares. In addition, if at the time of any scheduled Expiration Date any one or more of the conditions to the Offer set forth on Annex A to the Merger Agreement are not satisfied and none of the events set forth in paragraphs (a) through (f) of Annex A to the Merger Agreement that would permit Purchaser not to accept tendered Shares for payment has occurred and is continuing, then, provided, that such conditions are reasonably capable of being satisfied and no such event has occurred on or prior to (and is continuing on) September 15, 1999, Purchaser will extend the Offer from time to time unless any such condition is no longer reasonably capable of being satisfied or any such event has occurred. In no event, however, will Purchaser be required to extend the Offer beyond September 15, 1999.

     Board Representation. Promptly upon the purchase by Purchaser of the Shares pursuant to the Offer and if the Minimum Condition has been met, Intel will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this sentence) and the percentage that the aggregate number of Shares so purchased bears to the total number of Shares then outstanding on a fully diluted basis. Notwithstanding the foregoing, the Company will use its best efforts to ensure that three of the members of the Company Board as of May 31, 1999 (the "Continuing Directors") will remain members of the Company Board until the effective time of the Merger (the "Effective Time"). If a Continuing Director resigns from the Company Board, Intel, Purchaser and the Company will permit the remaining Continuing Director or Directors to appoint the resigning Director's successor who will be deemed to be a Continuing Director. Following the election or appointment of Intel's designees to the Company Board pursuant to the Merger Agreement and prior to the Effective Time, if there are any Continuing Directors, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Intel or Purchaser or any waiver of any of the Company's rights under the Merger Agreement or any other determination with respect to any action to be taken or not to be taken by the Company relating to the Merger Agreement, will require the concurrence of a majority of such Continuing Directors. The Company's obligation to appoint designees of Intel to the Company Board will be subject to
Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

     The Merger. As soon as practicable after the satisfaction or waiver of the conditions to the Merger, Purchaser will be merged with and into the Company, as a result of which the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and a wholly owned subsidiary of Intel. The Effective Time will occur at the date and time that a certificate of merger in such form as is required by the NJBCA (the "Certificate of Merger") is filed with the Department of Treasury, Division of Commercial Recording of the State of New Jersey, or such later time as Intel and the Company may agree upon and as may be set forth in the Certificate of Merger. The Surviving Corporation will continue its corporate existence under the laws of the State of New Jersey. The Certificate of Incorporation of Purchaser in effect at the Effective Time will be the Certificate of Incorporation of the Surviving Corporation. The bylaws of Purchaser in effect at the Effective Time will be the bylaws of the Surviving Corporation. The directors of Purchaser at the Effective Time will be the directors of the Surviving Corporation until their successors are duly elected and qualified, and the officers of Purchaser at the Effective Time will be the officers of the Surviving Corporation until their successors are duly elected and qualified.

     Consideration to be Paid in the Merger. In the Merger, each outstanding Share (except for Shares owned by the Company or Intel or by any subsidiary of the Company or Intel, which will be canceled and retired without any payment with respect thereto) will be converted into the right to receive the Offer Price, without interest thereon (the "Merger Consideration"). Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

     Options. At the Effective Time, options to purchase Shares under the Company's Amended and Restated 1997 Incentive Benefit Plan, 1988 Incentive Compensation Plan, the Company's Employee Stock Purchase Plan, the GammaLink Stock Option Plans assumed by the Company, the Spectron Microsystems, Inc. Stock Option Plan assumed by the Company and the DianaTel Corporation Stock Plan assumed by the Company (collectively, the "Option Plans"), which are then outstanding and unexercised, will be converted automatically into options to purchase shares of common stock, par value $.001 per share, of Intel ("Intel Common Stock") and Intel will assume each such Option Plan, subject to the terms of the applicable Option Plans. In each case, the number of shares of Intel Common Stock purchasable upon exercise of an assumed option will be equal to the number of Shares that were purchasable under such assumed option immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined below), and rounded down to the nearest whole share. Further, the per share exercise price under each such assumed option will be adjusted by dividing the per share exercise price of each such assumed option by the Exchange Ratio, and rounding up to the nearest cent. The terms of each assumed option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Intel Common Stock on or subsequent to the Effective Time. The "Exchange Ratio" shall be equal to the ratio obtained by dividing the Offer Price by the closing price of one share of Intel Common Stock on the Nasdaq National Market on the trading day immediately preceding the closing date of the Merger.

     Pursuant to the Merger Agreement, the beneficiaries of the Company's 1993 Non-Employee Director Stock Option Plan and the Company's 1997 Director Stock Election/Deferral Plan will receive all economic benefits thereunder. Consistent with the terms of the Company's Common Stock and Warrant Purchase Agreement with Microsoft Corporation ("Microsoft") dated as of March 1, 1999, the Merger Agreement recognizes the right of Microsoft, upon exercise of the warrant in accordance with its terms, to receive an amount in cash equal to the Merger Consideration multiplied by the number of Shares immediately theretofore purchasable upon exercise of the warrant, as if such Shares were outstanding immediately prior to the Effective Time, as set forth in Section 5.15 of the Merger Agreement.

     Representations and Warranties. The Merger Agreement contains representations and warranties by the Company, on the one hand, and Intel and Purchaser, on the other hand. These include:

     - due organization, existence, good standing and qualification to do business and, in the case of the Company, its subsidiaries and its equity investments.

     - corporate power and authority to enter into the Merger Agreement and perform its obligations under the Merger Agreement and, in the case of the Company, the stock option agreement; proper execution, delivery and enforceability of the Merger Agreement and, in the case of the Company, the stock option agreement.

     - accuracy of the information about the Company in the proxy statement and accuracy of the information about Intel and Purchaser in the offer documents and the proxy statement.

     - governmental and third-party approvals.

     - compliance of the Merger Agreement with each party's charter documents, material agreements and applicable law.

     - absence of material legal proceedings and injunctions.

     - absence of broker's fees arising from the transactions contemplated by the Merger Agreement.

     - in the case of Intel and Purchaser, that they will have the funds necessary to acquire the Shares and that, as of May 31, 1999, neither of them owned any shares of Company Common Stock.

     The Merger Agreement contains additional representations and warranties of the Company. These include:

     - capitalization of the Company and its subsidiaries.

     - approval of the Merger and the stock option agreement by the Company
       Board.

     - absence of existing defaults under its charter documents, material agreements and applicable law.

     - filings with the Commission and accuracy of financial statements.

     - absence of undisclosed liabilities of the Company and its subsidiaries and since March 31, 1999, absence of material changes in the business of the Company and its subsidiaries.

     - the Company's and its subsidiaries' compliance with applicable laws.

     - employee benefit plans, labor, employment and related matters.

     - absence of material environmental liabilities.

     - payment of taxes and filing of tax returns.

     - intellectual property.

     - "Year 2000" capability.

     - foundry agreements.

     - insurance.

     - certain business practices.

     - product warranties and guaranties.

     - customers.

     No representations or warranties made by the Company, Intel or Purchaser will survive beyond the Effective Time.

     Conduct of Business Before the Merger. Each of the Company, Intel and Purchaser has agreed to do certain things before the Merger occurs. These include the Company and its subsidiaries each:

     - conducting its business in the ordinary course.

     - using all commercially reasonable efforts to preserve intact its business organization.

     - using all commercially reasonable efforts to keep available the services of its current officers and employees.

     - using all commercially reasonable efforts to preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it.

     Intel and the Company have also agreed to:

     - cooperate with each other and use all reasonable efforts to make all filings, and to obtain consents and approvals of all third parties and governmental authorities, necessary to complete the transactions contemplated by the Merger Agreement, and to comply with the terms and conditions of all these consents and approvals.

     - not issue any press release or make any other public statements without the prior approval of the other party.

     - promptly tell the other party about any events or circumstances that would cause any representations or warranties to not be true or any obligations not to have been fulfilled.

     Subject to certain agreed exceptions, the Company has agreed for itself and on behalf of its subsidiaries not to:

     - amend its charter documents.

     - issue or agree to issue any stock of any class or any other securities or equity equivalents, except for shares of the Company's Common Stock issued under options granted prior to the date of the Merger and grants of options in the ordinary course of its business consistent with past practice.

     - split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution of any kind in respect of its capital stock.

     - adopt a plan of complete or partial liquidation, dissolution, merger or other reorganization other than the Merger.

     - alter any subsidiary's corporate structure or ownership.

     - incur or assume any debt, except under existing lines of credit in the ordinary course of business or materially change the terms of any existing debt.

     - become responsible for the obligations of any other person except for third party guarantees and lease agreements not to exceed $500,000 in the aggregate, and obligations of the Company's subsidiaries incurred in the ordinary course of business.

     - make any loans to or investments in any other person, except its subsidiaries or for customary loans or advances to employees in the ordinary course of business consistent with its past practices.

     - encumber its capital stock.

     - mortgage or pledge any of its material assets or create or permit any material lien on these assets.

     - except as required by law, enter into, adopt, modify or terminate any employee compensation, benefit or similar plan or increase in any compensation or fringe benefits.

     - grant any severance or termination pay, except as required by law or by any written agreements existing on May 31, 1999.

     - voluntarily accelerate the vesting of any stock options.

     - sell, license or dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $300,000 in the aggregate, except for sales of its products and licenses of its software in the ordinary course of business consistent with its past practices.

     - enter into any exclusive license, distribution, marketing, sales or other agreements.

     - license any source code to any third party.

     - except as required as a result of a change in law or in generally accepted accounting principles, change any of its accounting principles, practices or methods.

     - revalue in any material respect any of its assets other than in the ordinary course of business.

     - acquire any other business or entity.

     - enter into any material agreement.

     - modify or waive any material right under any material contracts.

     - modify its standard product warranty terms or modify any existing product warranties in any material and adverse manner.

     - authorize any new or additional capital expenditure(s) in excess of $500,000.

     - authorize any new or additional manufacturing capacity expenditure or expenditures for any manufacturing capacity contracts or arrangements.

     - acquire any other asset or related group of assets in a single transaction or series of related transactions with a cost in excess of $300,000 or permit all such acquisitions taken together to exceed $1,000,000.

     - make any material tax election or settle or compromise any material income tax liability.

     - permit any insurance policy naming it as a beneficiary or loss payable to expire, be canceled or be terminated, except if a comparable insurance policy is obtained and in effect.

     - fail to file any tax returns when due or fail to cause such tax returns when filed to be complete and accurate in all material respects.

     - fail to pay any taxes or other material debts when due.

     - settle or compromise any legal proceeding that relates to the Merger Agreement, involves more than $300,000 or would otherwise be material to the Company, or relates to any intellectual property matters.

     - take or fail to take any action that could reasonably be expected to limit the use of any net operating losses, built-in losses, tax credits or other similar items.

     - take or fail to take any action that could reasonably be expected to cause any transaction intended by the Company or its subsidiaries to be a reorganization under Section 368(a) under the Internal Revenue Code to fail to qualify as such a reorganization.

     - take or agree in writing or otherwise to take any of the actions described above.

     The Company also has agreed that it will:

     - provide Intel with reasonable access to the Company's employees to, among other things, deliver offers of continued employment and provide information to the employees about Intel.

     - provide Intel with reasonable access to the Company's books and records, offices and facilities.

     - take all necessary action to amend, merge, freeze or terminate all of its compensation and benefit plans, effective at the closing date of the Merger, as requested in writing by Intel.

     - provide Intel with periodic financial information.

     - obtain a "Letter of Non-Applicability" from the New Jersey Department of Environmental Protection (the "NJDEP") that the transactions contemplated by the Merger Agreement are exempt from the requirements of the New Jersey Industrial Site Recovery Act ("ISRA") or attain compliance with the requirements of the ISRA.

     Acquisition Proposals.

     The term "Third Party Acquisition" is used herein to mean any of the following:

     - an acquisition of the Company by anyone other than Intel, Purchaser or any of their affiliates.

     - the acquisition of any material portion (which includes 15% or more) of the assets of the Company and its subsidiaries, other than the sale of its products in the ordinary course of business consistent with its past practices.

     - an acquisition of 15% or more of the outstanding shares of Company Common Stock.

     - the Company's adoption of a plan of liquidation or declaration or payment of an extraordinary dividend.

     - the Company's or any of its subsidiary's repurchase of more than 10% of the outstanding Shares.

     - the Company's or any of its subsidiary's acquisition of any interest or investment in any business whose annual revenue, net income or assets is equal to or greater than 10% of the annual revenue, net income or assets of the Company.

     The Company has agreed that it will:

     - cease any discussions or negotiations with any other persons with respect to any Third Party Acquisition.

     - request each person that has executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its subsidiaries to return all confidential information heretofore furnished to such person by or on behalf of the Company or any of its subsidiaries.

     - not encourage, solicit, participate or initiate discussions with, or provide any information to anyone except Intel and Purchaser concerning, any Third Party Acquisition; provided, however, that if the Company Board determines in good faith, after consultation will legal counsel, that it is necessary to do so in order to comply with its fiduciary obligations to the Company's shareholders under the NJBCA, the Company may, in response to a proposal or offer for a Third Party Acquisition that was not solicited and that the Company Board determines, based on consultation with Hambrecht & Quist or another financial advisor of nationally-recognized standing, is from a third party that is capable of consummating a Superior Proposal and only for so long as the Company Board so determines that its actions are likely to lead to a Superior Proposal, (i) furnish information only of the type and scope with respect to the Company that the Company provided to Intel prior to May 31, 1999 to any such person pursuant to a customary confidentiality agreement as was executed by Intel, and (ii) participate in the discussions and negotiations regarding such proposal or offer. In addition, the Merger Agreement does not prohibit the Company Board from taking and disclosing to Company shareholders a position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act with regard to a tender or exchange offer made by someone other than Intel or any of its subsidiaries.

     - notify Intel if the Company or any of its subsidiaries receives any communication regarding a Third Party Acquisition.

     - provide a copy of any written agreements, proposals, or other materials the Company receives about a Third Party Acquisition.

     - advise Intel from time to time of the status and any developments concerning any Third Party Acquisition.

     Except as described below, the Company Board may not withdraw or modify its recommendation of the Offer or the Merger. It also may not approve, recommend, cause or permit the Company to enter into any agreement or obligation relating to any Third Party Acquisition. However, if the Company Board determines in its good faith judgment, after consultation with and based upon the advice of legal counsel, that its fiduciary duties require it to do so, the Company Board may withdraw its recommendation of the Offer or the Merger or approve or recommend any bona fide proposal:

     - to acquire, directly or indirectly, solely for cash and/or securities, all Company Common Stock then outstanding, or all or substantially all of the Company's assets; and

     - that is fully financed or is financeable and contains terms that the Company Board by a majority vote determines in good faith, based as to the financial terms, on the written advice of the Company's financial advisor or another financial advisor of nationally recognized reputation, to be more favorable to the Company's shareholders than the Merger; and

     - that the Company Board by a majority vote determines in its good faith judgment (following and based on consultation with the company financial adviser or another financial advisor of nationally recognized reputation and its legal or other advisers) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal; and

     - that does not contain a right of first refusal or right of first offer with respect to any proposal that Intel may make; and

     - that does not contain any "due diligence" condition.

     An offer that has all of these characteristics is sometimes referred to herein as a "Superior Proposal."

     The Company Board may only withdraw its recommendation of the Offer or the Merger or approve or recommend any Superior Proposal (a) after providing written notice to Intel advising Intel that the Company Board has received a Superior Proposal, specifying the material terms and conditions and identifying the person making the Superior Proposal, and (b) if Intel does not, within five business days of receipt of such proposal, make an offer that the Company Board by a majority vote determines in good faith, based on the written advice of a financial advisor of nationally recognized reputation, to be at least as favorable to the Company shareholders as the Superior Proposal. If Intel fails to make this offer, the Company may enter into an agreement with respect to the Superior Proposal only if the Merger Agreement is concurrently terminated in accordance with its terms and the Company has paid all of the $25 million liquidated damages and any expense reimbursement due to Intel under the Merger Agreement (as described below under "-- Termination of the Merger
Agreement -- Liquidated Damages and Expenses").

     Conditions to the Merger. The obligation of each of the Company, Intel and Purchaser to consummate the Merger is subject to the satisfaction of each of the following conditions:

     - the Merger Agreement has been approved and adopted by the requisite vote of the Company's shareholders, if such vote is required by applicable law.

     - no law or order by any United States federal or state court or governmental authority prohibits, enjoins or restricts the Merger.

     - the parties have obtained all governmental approvals or other requirements necessary to complete the Merger and to operate the Company's business after the Merger as it was operated prior to the Merger (other than under the Hart-Scott-Rodino Antitrust Improvements
       Act).

     - the proxy statement, if required to be prepared and disseminated to the Company's shareholders, has been cleared by the SEC and is not the subject of any stop order.

     The Company will not be required to complete the Merger unless:

     - Intel's and Purchaser's representations and warranties in the Merger Agreement are true on the closing date of the Merger (except to the extent that the aggregate of all breaches thereof do not materially and adversely affect the ability of Intel and/or Purchaser to consummate the Offer or the Merger).

     - Intel and Purchaser have performed in all material respects each of its covenants and obligations to be performed before the Merger is to occur.

     Intel and Purchaser will not be required to complete the Merger unless:

     - the Company's representations and warranties in the Merger Agreement are true on the closing date of the Merger (except to the extent that the aggregate of all breaches thereof do not, or are not reasonably likely in the foreseeable future to be, materially adverse to the operations, financial condition, earnings or results of operations, or the business (financial or otherwise), of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect on the Company"); provided, however, that none of the following will be deemed, either alone or in combination, to constitute a Material Adverse Effect on the Company: (i) a change in the market price or trading volume of Company Common Stock,
       (ii) conditions affecting the computer-related communications equipment and services industry as a whole, or (iii) a failure by the Company to meet internal earnings or revenue projections or the earnings or revenue projections of equity analysts, provided that clause (iii) does not exclude any underlying change, effect, event, occurrence, state of facts or developments that resulted in such failure to meet such projections).

     - the Company has performed in all material respects each of its covenants and obligations to be performed before the Merger is to occur.

     - since March 31, 1999, there have been no events, individually or in the aggregate, with respect to the Company or its subsidiaries that constitute a Material Adverse Effect on the Company.

     - in connection with complying with any applicable law or obtaining any requisite consent, Intel will not be required to sell or divest any assets or business or to restrict any business operations or prohibited from owning any material portion of the Company's business or assets.

     Assurances cannot be given that all of the conditions to completing the Merger will be satisfied.

     Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the completion of the Merger, before or after it has been approved by the Company's shareholders. This termination may occur in the following ways:

     - Intel, Purchaser and the Company mutually agree to terminate it.

     - Intel and Purchaser, or the Company, decides to terminate it because:

        1. any state or federal court or other governmental authority has issued a non-appealable, final ruling prohibiting the Merger; or

        2. the Merger is not completed by December 15, 1999, unless the failure to complete it by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform its agreements in the Merger Agreement.

     - The Company decides to terminate it because:

        1. Intel's and Purchaser's representations or warranties in the Merger Agreement are untrue such that the conditions to the Company's obligation to complete the Merger could not be satisfied by December 15, 1999, so long as the Company has not seriously breached its own obligations under the Merger Agreement;

        2. Intel or Purchaser fails to perform its agreements in the Merger Agreement, and this failure has a Material Adverse Effect on Purchaser or materially adversely affects (or materially delays) the ability of the Company to consummate the Merger, and Intel and Purchaser, as the case may be, has not cured such breach within 5 business days after notice by the Company thereof and provided that the Company has not seriously breached its own obligations in the Merger Agreement;

        3. the Company has failed to obtain its shareholders' approval of the Merger Agreement;

        4. the Company Board has received a Superior Proposal and responded in a way that permitted termination of the Merger Agreement, including the payment of liquidated damages and expenses to Intel; or

        5. Purchaser fails to pay for Shares pursuant to the Offer by December 15, 1999; so long as such failure does not result from the Company breaching in any material respect its obligations in the Merger Agreement.

     - Intel or Purchaser decides to terminate it because:

        1. the Company's representations or warranties in the Merger Agreement are untrue such that the conditions to Intel's and Purchaser's obligations to complete the Merger could not be satisfied by December 15, 1999, so long as neither Intel nor Purchaser has seriously breached its own obligations in the Merger Agreement;

        2. the Company has failed to perform its agreements in the Merger Agreement, and this failure has a Material Adverse Effect on the Company or the ability of Intel, Purchaser or the Company to consummate the Merger, and the Company has not cured such breach within 5 business days after notice by Intel or Purchaser thereof and provided that neither Intel nor Purchaser has seriously breached its own obligations in the Merger Agreement;

        3. the Company Board has recommended a Superior Proposal to the Company's shareholders;

        4. the Company Board has withdrawn or adversely modified its recommendation of the Merger;

        5. the Company Board has stopped using all reasonable efforts to hold a shareholders' meeting to vote on the Merger;

        6. the Company convened a meeting of the Company shareholders to vote on the Merger but did not obtain their approval of the Merger; or

        7. Purchaser has terminated the Offer because of the occurrence of any of the events, or the failure to be satisfied of any of the conditions, described below in "THE TENDER OFFER -- 18. Certain Conditions of the Offer"; so long as such termination does not result from Intel's or Purchaser's seriously breaching its own obligations in the Merger Agreement.

     Effect of Termination. Even after the Merger Agreement has been terminated, its confidentiality and fees and expenses provisions will remain in effect. Also, termination will not relieve either party from liability for any breach by it of the Merger Agreement before it was terminated. However, no representations or warranties made by the Company, Intel or Purchaser shall survive beyond a termination of the Merger Agreement.

     Liquidated Damages and Expenses. The Company has agreed to pay Intel $25 million as liquidated damages if the Merger Agreement is terminated as follows:

     - It is terminated by the Company because the Company Board received a Superior Proposal and responded in a way that permitted its termination.

     - It is terminated by Intel and Purchaser because the Company Board recommended that Company shareholders approve a Superior Proposal; the Company Board withdrew or adversely modified its recommendation of the Offer or the Merger; or if, after Purchaser's acceptance for payment of shares tendered pursuant to the Offer, the Company Board stops using all reasonable efforts to convene a shareholders meeting to approve the Merger.

     - It is terminated by Intel and Purchaser because of a significant breach by the Company of its representations, warranties or agreements, and, (a) an offer by a third party to consummate a Third Party Acquisition is outstanding or has been publicly announced (and not withdrawn), and such Third Party Acquisition occurs, or (b) within a year after termination, the Company enters into an agreement with respect to a Third Party Acquisition or such an acquisition otherwise occurs.

     - It is terminated by either the Company or Intel and Purchaser because the Company held a shareholders meeting and failed to obtain the required vote for the Merger and, at the time of the meeting, an offer by a third party to consummate a Third Party Acquisition is outstanding or has been publicly announced.

     In addition, the Company has agreed to pay Intel up to $3 million as reimbursement of its fees and expenses if the Merger Agreement is terminated as follows:

     - It is terminated by the Company because either:

        1. the Company held a shareholders meeting to vote on the Merger but did not obtain shareholder approval; or

        2. the Company Board received a Superior Proposal and responded in a way that permitted its termination.

     - It is terminated by Intel and Purchaser for any of the following reasons:

        1. The Company's representations or warranties in the Merger Agreement are untrue such that the conditions to Intel's obligations to complete the Merger could not be satisfied by December 15, 1999 so long as neither Intel nor Purchaser has seriously breached its own obligations under the Merger Agreement.

        2. The Company failed to perform its agreements in the Merger Agreement, and this failure has a Material Adverse Effect on the Company or materially adversely affects (or materially delays) the ability of Purchaser to consummate the Offer or the ability of Intel, Purchaser or the Company to consummate the Merger, and the Company has not cured such breach within five (5) business days after notice by Intel or Purchaser thereof, so long as neither Intel nor Purchaser has seriously breached its own obligations in the Merger Agreement.

        3. The Company Board recommended that Company shareholders approve a Superior Proposal.

        4. The Company Board withdrew or adversely modified its recommendation of the Offer or the Merger.

        5. If, after Purchaser's acceptance for payment of shares tendered pursuant to the Offer, the Company stopped using all reasonable efforts to hold a shareholders' meeting to vote on the Merger.

        6. The Company held a shareholders meeting to vote on the Merger but did not obtain shareholder approval.

     Further, Intel has agreed to pay the Company up to $3 million as reimbursement of its fees and expenses if the Merger Agreement is terminated by the Company because:

     - Intel's and Purchaser's representations or warranties in the Merger Agreement are untrue such that the conditions to the Company's obligation to complete the Merger could not be satisfied by December 15, 1999, so long as the Company has not seriously breached its own obligations under the Merger Agreement.

     - Intel or Purchaser fails to perform its agreements in the Merger Agreement, and this failure has a Material Adverse Effect on Purchaser or materially adversely affects the ability of the Company to complete the Merger, so long as the Company has not seriously breached its own obligations in the Merger Agreement.

     Except as described above, whether or not the Merger occurs, the parties to the Merger Agreement have agreed to pay their own fees and expenses incurred in connection with the Merger Agreement.

     Extension and Waiver. At any time prior to the Merger, Intel, Purchaser and the Company may agree to:

     - extend the time for the performance of any of the obligations or other acts of the other party.

     - waive any inaccuracies in the other's representations and warranties.

     - waive the other's compliance with any of the agreements or conditions in the Merger Agreement.

     Amendment. The Merger Agreement may be changed by the parties at any time before or after the Company's shareholders approve the Merger. However, any change which by law requires the approval of the Company's shareholders will require their subsequent approval to be effective.

     DISSENTERS' RIGHTS IN THE MERGER

     No dissenters' or appraisal rights are available in connection with the Offer or the Merger.

     STOCK OPTION AGREEMENT

     The following is only a summary of certain provisions of the Stock Option Agreement. Company shareholders should read the Stock Option Agreement in its entirety. A copy of the Stock Option Agreement is filed with the Commission as an exhibit to Intel's and Purchaser's Tender Offer Statement on Schedule 14D-l.

     The Stock Option Agreement permits Intel to purchase up to 3,400,000 shares of Company Common Stock at an exercise price of $44 per share. The total number of shares issuable upon exercise of the option represents approximately 19.99% of Company Common Stock outstanding on April 30, 1999 (and approximately 16.6% of the shares of Company Common Stock after exercise of such option).

     Intel may exercise the option, in whole or in part, upon the earlier to occur of (a) termination of the Merger Agreement in a manner obligating the Company to pay Intel the $25 million liquidated damages (see "-- Termination of the Merger Agreement -- Liquidated Damages and Expenses"), and (b) the date on which Purchaser has accepted tendered Shares for payment, so long as the number of shares to be acquired pursuant to the option plus the number of tendered Shares will, upon issuance of the option shares, equal at least ninety percent (90%) of the issued and outstanding shares of the Company. Such option expires upon the earlier of (a) the Effective Time and (b) the one year anniversary of the date on which the Merger Agreement has been terminated.

     If after the option becomes exercisable and before the option expires, any third party acquires 15% or more of the outstanding shares of Company Common Stock, or the Company enters into an agreement with any person other than Intel providing for an acquisition of the Company or any significant part of its assets, then Intel, instead of exercising the option, will have the right to receive in cancellation of the option, cash equal to the lesser of:

     (a) an amount determined as follows:

        1. the excess over $44 of the greater of:

           - the last sale price of a share of Company Common Stock on the trading day preceding exercise and

           - the highest price per share paid in connection with a third party acquisition, or the fair market value equivalent of a share of Company Common Stock in connection with a third party acquisition of the Company's assets

        2. multiplied by the number of shares of Company Common Stock covered by the option and

     (b) $5,000,000.

     If Intel has acquired Company Common Stock upon exercise of the option and no third party has acquired or agreed to acquire 15% or more of the outstanding shares of Company Common Stock, nor has the Company entered into an agreement with any person other than Intel and Purchaser providing for an acquisition of the Company or any significant part of its assets on or before May 31, 2000, then, at any time during the period that begins on June 30, 2000 and ends 19 months after the exercise by which Intel acquired its Company Common Stock, the Company may require Intel to sell to the Company any of these shares still held by Intel. The per share purchase price will be the exercise price of the option, less any dividends paid on the option shares to be repurchased by the Company.

     Intel may request that the Company register under the Securities Act of 1933, as amended (the "Securities Act"), the offering and sale of the shares of Company Common Stock that have been acquired by or are issuable to Intel upon exercise of the option, if requested by Intel within two years after an event permitting exercise of the option. Any registration request must be for at least 20% of the option shares or, if for less than 20% of the originally issuable option shares, all of Intel's remaining option shares. Intel may make up to two demands for registration. Intel's registration rights terminate when Intel becomes entitled to sell all of its option shares under Rule 144(k) of the Securities Act. The Company may include any other securities in any registration demanded by Intel only with Intel's prior written consent. The Company will use all reasonable efforts to cause each registration statement to become effective and remain so for 90 days and to obtain all consents or waivers required from third parties. The Company's obligation to file a registration statement and to maintain its effectiveness may be suspended for up to 90 days if the Company Board determines this registration would seriously and adversely affect the Company, or financial statements required to be included in the registration statement are not yet available. If the Company proposes to register the offering and sale of the Company Common Stock for cash for itself or any other Company shareholder in an underwriting, it will generally allow Intel to participate in the registration so long as Intel agrees to participate in the underwriting.

     The expenses of preparing and filing any registration statement for these shares of Company Common Stock and any sale covered by it will generally be paid by the Company, except for underwriting discounts or commissions or brokers' fees, and the fees and disbursements of Intel's counsel.

     For each registration of option shares, the Company and Intel have agreed to customary indemnification provisions for losses and liabilities under the Securities Act and otherwise. However, Intel will not be required to indemnify the Company beyond Intel's proceeds from the offering of its option shares.

     Upon the issuance of option shares, the Company will promptly list the shares on the Nasdaq National Market or on any other exchange on which the Company Common Stock is then listed.

     Because the rights and obligations of Intel and the Company under the option agreement are subject to compliance with the Hart-Scott-Rodino Act, Intel will include in its merger notifications to be filed with the Department of Justice and Federal Trade Commission a description of its rights under the option agreement. See "-- Regulatory Approvals Required for the Merger."

     VOTING AGREEMENTS

     The following is only a summary of certain provisions of the Tender and Voting Agreements and Irrevocable Proxy (the "Voting Agreements"). Company shareholders should read the Voting Agreements in their entirety. Copies of the Voting Agreements are filed with the Commission as an exhibit to Intel's and Purchaser's Tender Offer Statement on Schedule 14D-l.

     Tender of Shares. In connection with the execution of the Merger Agreement, Intel and Purchaser have entered into the Voting Agreements with the following five shareholders of the Company (the "Proxy Grantors") who own in the aggregate 5,573,586 Shares, representing approximately 32.6% of the issued and outstanding
Shares: (a) Nicholas Zwick, a director of the Company, who beneficially owns 2,876,899 Shares, (b) James Shinn, a director of the Company, who beneficially owns 1,070,137 Shares, (c) Masako H. Shinn, as trustee for Kiyoshi H. Shinn and Hiroshi R. Shinn, who beneficially owns 80,000 Shares, (d) Kenneth J. Burkhardt, a director of the Company, who beneficially owns 1,443,050 Shares and (e) Joanne Burkhardt, as trustee for Kenneth John Burkhardt, Christopher L. Burkhardt and Julianne N. Burkhardt, who beneficially owns 103,500 Shares. Pursuant to the Voting Agreements, upon the terms and subject to the conditions therein, each Proxy Grantor has agreed, provided the Merger Agreement has not been terminated, to promptly after the date of commencement of the Offer (but in all events not later than five (5) business days thereafter) tender to Purchaser substantially all Shares beneficially owned by such Proxy Grantor (except for charitable contributions of up to 5% of such Shares).

     Voting of Shares. Each Proxy Grantor has also agreed, provided the Merger Agreement has not been terminated, to vote all of the Shares beneficially owned by such Proxy Grantor (except for charitable contributions of up to 5% of such Shares) in accordance with the Voting Agreement, including (i) in favor of approval of the Merger Agreement, the transactions contemplated by the Merger Agreement, and any actions required in furtherance thereof and hereof (including the election of designees of Intel as directors of the Company); (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except as otherwise agreed to in writing in advance by Intel, against: (A) any Third Party Acquisition, (B) any change in a majority of the individuals who, as of May 31, 1999, constitute the Company Board (other than as contemplated by the Merger Agreement), (C) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries and any Third Party, (D) a sale, lease, transfer or disposition of any assets of the Company's or any of its subsidiaries' business outside the ordinary course of business, (E) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or bylaws, (F) any other material change in the Company's corporate structure or affecting its business, or (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, the Stock Option Agreement, or the Voting Agreement.

     Irrevocable Proxy. Each Proxy Grantor has also, provided the Merger Agreement has not been terminated, appointed Purchaser and certain designees of Purchaser, in their respective capacities as designees of Purchaser, as such Proxy Grantor's true and lawful irrevocable (until the Termination Date) proxy and attorney-in-fact to vote all of the Shares beneficially owned by such Proxy Grantor (except for charitable contributions of up to 5% of such Shares) at any Shareholders' Meeting called for purposes of considering whether to approve the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, or any Third Party Acquisition, or to execute a written consent of shareholders in lieu of any such meeting.

     Restriction on Transfer, Proxies and Non-Interference. Each Proxy Grantor has agreed not to, directly or indirectly: (i) except as contemplated by the Voting Agreements, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Proxy Grantor's Shares or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty made by such Proxy Grantor untrue or incorrect or have the effect of preventing or disabling such Proxy Grantor from performing such Proxy Grantor's obligations under the applicable Voting Agreement. Notwithstanding the foregoing, each Proxy Grantor has the right to transfer, assign, pledge or otherwise dispose of any or all of its option shares to a corporation duly and validly organized and existing under the laws of the United States and controlled by such Proxy Grantor (a "Permitted Transferee"), provided such Permitted Transferee executes an agreement substantially similar to the Voting Agreement.

     Other Potential Acquirers. Each Proxy Grantor (i) is required to immediately cease any existing discussions or negotiations with any parties with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries, in his, her or its capacity as such; (ii) has agreed, from and after the date of the Voting Agreements until termination of the Merger Agreement, in such capacity, directly or indirectly, not to initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any Third Party Acquisition; and (iii) has agreed to promptly notify Intel of any proposals for, or inquiries with respect to, a potential Third Party Acquisition received by the Proxy Grantor or of which such Proxy Grantor otherwise has knowledge.

     Representations and Warranties. The Proxy Agreements contain certain customary representations and warranties of the parties thereto, including, without limitation, representations and warranties by the Proxy Grantors as to ownership of Shares and power and authority.

     Termination. Generally, the Voting Agreements expire upon the earlier of
(a) the date on which the Merger Agreement terminates in accordance with its terms, (b) the date on which Purchaser has accepted tendered shares for payment, and (c) June 30, 2000.

14. INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Employment Agreement. At the time it entered into the Merger Agreement, Intel, the Company, and Howard G. Bubb, the President and Chief Executive Officer of the Company, also entered into an employment agreement with Howard Bubb (the "New Agreement") which replaces an earlier employment agreement. The New Agreement is for an initial one-year term, commencing on the closing of the Merger, and is automatically renewed for an additional one-year period. The New Agreement is terminable by either party upon not less than three-months' notice prior to the first anniversary of the closing of the Merger. From the closing of the Merger through December 31, 1999 (the "Transition Period"), Mr. Bubb will receive a base salary of $315,000. Beginning January 1, 2000, Mr. Bubb will receive a base salary of $200,000, subject to annual increase. During the Transition Period, Mr. Bubb is entitled to receive cash bonuses under his current bonus schedule based on the Company's and his individual performance. Beginning January 1, 2000, Mr. Bubb will be eligible for a bonus under Intel's Employee Bonus and Employee Cash Bonus Plans. Mr. Bubb also receives acceleration of all unvested restricted stock awards and stock options under the Company's incentive compensation plans, a lump sum cash payment of $315,000 plus one year's bonus payment calculated under his prior employment agreement with the Company, a lump sum cash payment of $40,481, representing fringe benefits that would have been payable under his prior agreement and a performance bonus of up to $350,000 based on the achievement of the Company of certain metrics, in each of 2000 and 2001, provided Mr. Bubb is employed by the Company on December 31 of such year. The New Agreement also provides for a two-year non-solicitation of customers in the event Mr. Bubb is no longer working for the Company, for which Mr. Bubb will receive a monthly payment of $42,083 for up to two years.

     Indemnification; Directors' and Officers' Insurance. Pursuant to the Merger Agreement, the Surviving Corporation (or any successor) will, to the fullest extent permitted by law and to the extent not covered by insurance, indemnify the present and former officers and directors of the Company and its subsidiaries who suffer liabilities or losses from any threatened or actual claim or proceeding based on the fact that the person was a director or officer of the Company or one of its subsidiaries or based on the Merger Agreement. The Merger Agreement further provides that Intel will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to May 31, 1999 (or indemnification agreements in the Company's customary form for directors joining the Company Board prior to the Effective Time) and any indemnification provisions under the Company's certificate of incorporation or bylaws as in effect immediately prior to the Effective Time. The Surviving Corporation's aggregate obligation to indemnify and hold harmless all indemnified persons for all matters to which such indemnified persons may be entitled to be indemnified or held harmless as described above shall in no event exceed the Company's net worth as of March 31, 1999. In addition, for not less than six years after the Effective Time, Intel or the Surviving Corporation will maintain the Company's existing officers' and directors' liability insurance (subject to certain maximum premium payments) or Intel may, subject to certain limitations, cause coverage to be provided under any policy maintained for the benefit of Intel or any of its subsidiaries.

15. GOING PRIVATE TRANSACTIONS

     The Merger must comply with any applicable Federal law at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Intel and Purchaser do not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority shareholders be filed with the Commission and disclosed to minority shareholders prior to the consummation of the Merger.

16. DIVIDENDS AND DISTRIBUTIONS

     According to the Company's 1998 Annual Report on Form 10-K, the Company has not paid cash dividends since its initial public offering and intends to retain any future earnings for use in its business. Pursuant to the terms of the Merger Agreement, the Company is not permitted, without the prior written consent of Intel, to split, combine or reclassify the outstanding Shares or declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares, or redeem or otherwise acquire any of the Shares or any securities of any of its subsidiaries.

17. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; NASDAQ NATIONAL MARKET AND EXCHANGE ACT REGISTRATION

     POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES

     The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, and could thereby adversely affect the liquidity and market value of the remaining publicly held Shares. It is expected that, following the Offer, a large percentage of the Shares will be owned by Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price therefor.

     STOCK QUOTATION

     Depending upon the number of Shares purchased pursuant to the offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on the Nasdaq National Market. The maintenance for continued inclusion requires the Company to substantially meet one of two maintenance standards. The Company must have either (a)(i) at least 750,000 publicly held shares, (ii) at least 400 shareholders of round lots, (iii) a market value of at least $5 million, (iv) a minimum bid price per Share of $1.00, (v) at least two registered and active market makers for its Shares and (vi) net tangible assets of at least $4 million, or (b)(i) at least, 1,100,000 publicly held shares, (ii) at least 400 shareholders of round lots, (iii) a market value of at least $15 million, and
(v) either (x) a market capitalization of at least $50 million or (y) total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years, (v) a minimum bid price per Share of $5.00 and (vi) at least four registered and active market makers. Shares held directly or indirectly by directors, officers or beneficial owners or more than 10% of the Shares are not considered as being publicly held for this purpose.

     If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, and the Shares are, in fact, no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, the market for Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it may be possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of the holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of the securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     EXCHANGE ACT REGISTRATION

     The Shares are currently registered under the Exchange Act. Registration under the Exchange Act may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. Termination of the Exchange Act registration of the Shares would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirements of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq market reporting. Intel currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

     MARGIN REGULATIONS

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding the continued listing, public trading and market quotations of the Shares, it is possible that, following the purchase of the Shares pursuant to the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers.

18. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer or the Merger Agreement, and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) relating to Intel's obligation to pay for or return tendered Shares after termination of the Offer, Intel will not be required to accept for payment or pay for any Shares, may delay the acceptance for payment of any Shares pursuant to Section 1.1(b) of the Merger Agreement, may extend the Offer by one or more times, and may terminate the Offer at any time after September 15, 1999 if (a) the Minimum Condition is not satisfied by the Expiration Date,
(b) any applicable waiting period under the HSR Act has not expired or terminated prior to the Expiration Date, (c) approval of all necessary government officials and agencies have not been obtained on terms and conditions reasonably satisfactory to Intel, or (d) at any time after May 31, 1999 and before acceptance for payment of any Shares, any of the following events has occurred and is continuing:

          (a)(1) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger which directly or indirectly prohibits or makes illegal consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement, renders Intel unable to accept for payment, pay for or purchase some or all of the Shares, imposes material limitations on the ability of Intel effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased on all matters properly presented to the Company's shareholders, or otherwise has a Material Adverse Effect on the Company, or (2) in connection with complying with any applicable law or obtaining any requisite consent, Intel will be required to sell or divest any assets or business or prohibited from owning any material portion of the Company's business or assets;

          (b)(i) the representations and warranties of the Company set forth in the Merger Agreement are not true and correct (except to the extent that the aggregate of all breaches thereof do not constitute a Material Adverse Effect on the Company) as of the date of the Merger Agreement and as of consummation of the Offer, (ii) the Company has failed to perform in all material respects its covenants and agreements under the Merger Agreement or (iii) there has occurred since March 31, 1999, any events or changes which constitute a Material Adverse Effect on the Company;

          (c) it shall have been publicly disclosed or Intel shall have otherwise learned that (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership of more than 20% of the Shares or any other class of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, or has been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of the Shares, and (ii) such person or group has not tendered such Shares pursuant to the Offer;

          (d) the Company Board has withdrawn, modified or changed in a manner adverse to Intel (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger

     Agreement, or the Merger, or recommended another proposal or offer, or the Company Board has resolved to do any of the foregoing;

          (e) the Merger Agreement has been terminated in accordance with its terms; or

          (f) there has occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the Nasdaq National Market, for a period in excess of 24 hours, (ii) the commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States that constitutes a Material Adverse Effect on the Company or materially adversely affects or delays the consummation of the Offer, (iii) the average of the closing prices of the Standard & Poor's 500 Index for any twenty (20) consecutive trading days shall be 25% or more below the closing price of such index on any trading day on or after the date hereof that precedes the commencement of such 20-trading day period, or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

which in the good faith judgement of Intel, in any such case and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer or the acceptance for payment of the Shares.

     The foregoing conditions (the "Offer Conditions"), other than the Minimum Condition, are for the benefit of Intel and Purchaser and may be waived by Intel and Purchaser, in whole or in part at any time and from time to time in the sole discretion of Intel and Purchaser. The failure by Intel or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

19. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

  General

     Except as described below, neither Intel nor Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority or public body, domestic or foreign, that would be required for the acquisition or ownership of Shares pursuant to the Offer (except from the NJDEP under ISRA). Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below in this Section under "State Takeover Statutes." While, except as otherwise expressly described herein, Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action, any of which could cause Intel to decline to accept for payment or pay for any Shares tendered. Intel's obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including conditions relating to legal matters discussed in this Section 19.

  Antitrust

     Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to these requirements.

     Intel expects to file a Notification and Report Form with respect to the Offer under the HSR Act as soon as practicable following commencement of the Offer. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., Washington, D.C. time, on the 15th day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting period by requesting additional information or documentary material from Intel. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m., Washington, D.C. time, on the 10th day after substantial compliance by Intel with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of the Shares pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Intel or the Company. Litigation seeking similar relief could be brought by private parties.

     Intel does not believe that consummation of the Offer and the other transactions contemplated by the Merger Agreement will result in the violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer and the other transactions contemplated by the Merger Agreement on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 18 of this Offer to Purchase for certain conditions to the purchase of the Shares pursuant to the Offer, including conditions with respect to litigation and certain governmental actions.

  State Takeover Statutes

     The Company is incorporated under the laws of the State of New Jersey. In general, Section 14A:10A-4 of the NJBCA prevents an "interested stockholder" (generally, a person who owns or has the right to acquire 10% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a New Jersey corporation for a period of five years following the date such person became an interested stockholder unless prior to such date the board of directors of the corporation approved the business combination. Neither Intel nor Purchaser is an interested stockholder and the Company Board has approved both the Offer and the Merger. Accordingly,
Section 14A:10A-4 is inapplicable to the Offer and the Merger.

     A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or places of business in such states.

     In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in the state and is incorporated there.

     Based on information supplied by the Company, Intel and Purchaser do not believe that any state takeover statutes (other than Section 14A:10A-4 of the NJBCA) purport to apply to the Offer or the Merger. Neither Purchaser nor Intel has currently complied with any other state takeover statute or regulation. Intel reserves the right to challenge the applicability or validity of any other state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any other state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Intel might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Intel might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Intel may not be obliged to accept for payment or pay for any shares tendered pursuant to the Offer.

20. FEES AND EXPENSES

     Intel has retained D.F. King & Co., Inc. to act as the Information Agent and Citibank, N.A. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services and be reimbursed for certain reasonable out-of-pocket expenses. Intel has also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Intel will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Information Agent). Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Intel for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

21. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Purchaser may, in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in any such jurisdiction.

     Except for the Depositary's authorization to enter into agreements or arrangements with the Book-Entry Transfer Facility, no person has been authorized to give any information or to make any representation on behalf of Purchaser or Intel not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by Intel and Purchaser. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Purchaser, Intel or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

     Purchaser and Intel have filed with the Commission a Tender Offer Statement on Schedule 14D-l, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission a Solicitation/ Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Company Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner set forth in Section 7 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

INTEL LMH ACQUISITION CORPORATION

June 7, 1999

                                   SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF INTEL AND PURCHASER

     The following table sets forth the name, age, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Intel. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Intel. Unless otherwise indicated, the principal business address of each director or executive officer is Intel Corporation, 2200 Mission College Boulevard, Santa Clara, California 95052.

  NAME, AGE, CITIZENSHIP AND                                         OTHER MATERIAL POSITIONS
   CURRENT BUSINESS ADDRESS     PRESENT OCCUPATION OR EMPLOYMENT  HELD DURING THE PAST FIVE YEARS
  --------------------------    --------------------------------  -------------------------------
Craig R. Barrett, 59            President since 1997; Chief       Chief Operating Officer from
                                Executive Officer since 1998;     1993-1998; Executive Vice
                                Director -- Intel since 1992      President from 1990-1997;
                                                                  Director -- Komag, Incorporated
                                                                  from 1990-1999; Director --
                                                                  U.S. West, Inc. since 1998

John Browne, 51                 Group Chief Executive -- BP       Director -- SmithKline Beecham
  British Citizenship           Amoco p.l.c. (formerly the        since 1996; Trustee -- British
  BP Amoco p.l.c.               British Petroleum Company p.l.c.  Museum since 1995; Director --
  Britannic House               since 1995; Director -- Intel     Redland PLC from 1993-1996
  1 Finsbury Circus             since 1997
  London EC2M 7BA England

Winston H. Chen, 57             Chairman -- Paramitas Foundation  President, Chief Executive
  Paramitas Foundation          since 1992; Director -- Intel     Officer and
  3945 Freedom Circle,          since 1993                        Chairman -- Solectron
  Suite 760                                                       Corporation from 1978-1994;
  Santa Clara, CA 95054                                           Director -- Solectron
                                                                  Corporation since 1978; Member
                                                                  of Board of
                                                                  Trustees -- Stanford University
                                                                  since 1994; Member of Board of
                                                                  Trustees -- Santa Clara
                                                                  University since 1992;
                                                                  Director -- Edison
                                                                  International since 1994

Andrew S. Grove, 62             Chairman since 1997;              Chief Executive Officer from
                                Director -- Intel since 1974      1987-1998; President from
                                                                  1979-1997

D. James Guzy, 63               Chairman -- The Arbor Company     Director -- Cirrus Logic, Inc.
  The Arbor Company             since 1969; Director -- Intel     since 1984; Director -- Micro
  P.O. Box 128                  since 1969                        Component Technology, Inc.
  Glenbrook, NV 89413                                             since 1993; Director
                                                                   -- Novellus Systems, Inc.
                                                                  since 1990; Director -- Davis
                                                                  Selected Group of Mutual Funds
                                                                  since 1980;
                                                                  Director -- Alliance Capital
                                                                  Management Technology Fund;
                                                                  Chairman, President and Chief
                                                                  Executive Officer -- SRC
                                                                  Computers Inc. since 1997;
                                                                  Director -- PLX Technology,
                                                                  Inc. since 1986

  NAME, AGE, CITIZENSHIP AND                                         OTHER MATERIAL POSITIONS
   CURRENT BUSINESS ADDRESS     PRESENT OCCUPATION OR EMPLOYMENT  HELD DURING THE PAST FIVE YEARS
  --------------------------    --------------------------------  -------------------------------
Gordon E. Moore, 70             Chairman Emeritus -- Intel since  Chairman from 1979 to 1997;
                                1997; Director -- Intel since     Director -- Gilead Sciences,
                                1968                              Inc. since 1996; Director --
                                                                  Transamerica Corporation since
                                                                  1996; Chairman, Board of
                                                                  Trustees -- California
                                                                  Institute of Technology since
                                                                  1994; Director -- Conservation
                                                                  International since 1990

David S. Pottruck, 50           President and Co-Chief Executive  Director -- McKesson
                                Officer -- The Charles Schwab     Corporation;
                                Corporation; Director -- Intel    Director -- Preview Travel,
                                since 1998                        Inc.; Director -- Bay Area
                                                                  Sports Organizing Committee;
                                                                  Director -- U.S. Ski and
                                                                  SnowBoard Team Foundation;
                                                                  Trustee -- University of
                                                                  Pennsylvania

Jane E. Shaw, 60                Chairman and Chief Executive      Founder -- The Stable Network
  1310 Orleans Drive            Officer -- AeroGen, Inc. since    since 1995; President and Chief
  Sunnyvale, CA 94089           1998; Director -- Intel since     Operating Officer -- ALZA
                                1993                              Corporation from 1987 to 1994;
                                                                  Chairman of the Board --
                                                                  IntraBiotics Pharmaceuticals
                                                                  since 1995; Director -- Aviron
                                                                  since 1995;
                                                                  Director -- McKesson
                                                                  Corporation since 1992;
                                                                  Director -- Boise Cascade
                                                                  Corporation since 1994;
                                                                  Director -- Point Biomedical
                                                                  Corporation since 1996

Leslie L. Vadasz, 62            Senior Vice President, Corporate  N/A
                                Business Development since 1991;
                                Director -- Intel since 1988

David B. Yoffie, 44             Professor of Business             Director -- Bion, Inc. since
  Harvard Business School       Administration -- Harvard         1994
  Morgan Hall 215               Business School since 1990 (Max
  Boston, MA 02163              and Doris Starr Professor of
                                International Business
                                Administration since 1993);
                                Director -- Intel since 1989

Charles E. Young, 67            Chancellor                        Chancellor -- University of
  296 W. Stafford Road,         Emeritus -- University of         California, Los Angeles from
  Thousand Oaks, CA 91361       California, Los Angeles since     1968 to 1997; Chairman of the
                                1997; Director -- Intel since     Board of Governors
                                1974                              Foundation -- International
                                                                  Exchange of Scientific and
                                                                  Cultural Information by
                                                                  Telecommunications since 1987;
                                                                  Trustee -- Nicholas-Applegate
                                                                  Mutual Funds from 1991 to 1997;
                                                                  Director -- Nicholas-Applegate
                                                                  Fund, Inc. from 1993-1997;
                                                                  Director -- Canada/United
                                                                  States Fulbright Commission
                                                                  since 1996; Director
                                                                   -- University Net since 1998

  NAME, AGE, CITIZENSHIP AND                                         OTHER MATERIAL POSITIONS
   CURRENT BUSINESS ADDRESS     PRESENT OCCUPATION OR EMPLOYMENT  HELD DURING THE PAST FIVE YEARS
  --------------------------    --------------------------------  -------------------------------
Arthur Rock, 72                 Principal -- Arthur Rock &        Director -- AirTouch
  Arthur Rock & Company         Company since 1969; Director --   Communications, Inc. since
  One Maritime Plaza,           Intel 1968-1999; Director         1994; Director -- Echelon
  Suite 1220                    Emeritus -- Intel since 1999      Corporation since 1989;
  San Francisco, CA 94111                                         Trustee -- California Institute
                                                                  of Technology since 1988;
                                                                  Member -- Board of Governors of
                                                                  NASD since 1998

Paul S. Otellini, 48            Executive Vice President;         Executive Vice President from
                                General Manager, Intel            1996 to 1998; Vice President
                                Architecture Business Group       from 1992 to 1996
                                since 1998

Gerhard H. Parker, 55           Executive Vice President,         Executive Vice President and
                                General Manager, New Business     General Manager, Technology and
                                Group since 1998                  Manufacturing Group from 1996
                                                                  to 1998; Senior Vice President
                                                                  and General Manager, Technology
                                                                  and Manufacturing Group from
                                                                  1992-1996

Sean M. Maloney, 42             Senior Vice President, Director,  Vice President, Sales and
                                Sales and Marketing Group since   General Manager, Asia-Pacific
                                1998                              Operations from 1995-1998;
                                                                  Technical Assistant to the
                                                                  Chairman and Chief Executive
                                                                  Officer from 1992-1995

Albert Y.C. Yu, 58              Senior Vice President and         Director -- Power One since
                                General Manager, Microprocessor   1997
                                Products Group since 1993

Andy D. Bryant, 49              Senior Vice President since       Vice President, Intel Products
                                1999; Chief Financial Officer     Group from 1990-1994
                                since 1994

F. Thomas Dunlap, Jr., 48       Vice President, General Counsel   N/A
                                and Secretary since 1987

Arvind Sodhani, 45              Vice President and Treasurer      N/A
                                since 1988

Michael R. Splinter, 48         Senior Vice President from 1999   N/A
                                to current; General Manager,
                                Technology and Manufacturing
                                Group since 1998

Max Palevsky, 74                Self-employed                     Director from 1968-1997;
                                                                  Director Emeritus since 1997

Richard Hodgson, 82             Self-employed                     Director from 1974-1993;
                                                                  Director Emeritus from
                                                                  1993-1999

Sanford Kaplan, 83              Self-employed                     Director from 1974-1993;
                                                                  Director Emeritus from
                                                                  1993-1999

     The following table sets forth the name, age business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Purchaser. Except as otherwise indicated, all of the person listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Intel. Unless otherwise indicated, the principal business address of each director or executive officer is Intel Corporation, 2200 Mission College Boulevard, Santa Clara, California 95052.

NAME, AGE, CITIZENSHIP AND                                          MATERIAL POSITIONS HELD
 CURRENT BUSINESS ADDRESS   PRESENT OCCUPATION OR EMPLOYMENT      DURING THE PAST FIVE YEARS
--------------------------  --------------------------------      --------------------------
Cary I. Klafter, 50         Director of Corporate Affairs      Partner, Morrison & Foerster from
                            since 1996; Vice President,        prior to 1994 to 1996.
                            Secretary and Director -- Intel
                            LMH Acquisition Corporation since
                            1999

Suzan A. Miller, 35         Senior Counsel since 1999; Senior  N/A
                            Attorney from 1991-1999;
                            President and Director -- Intel
                            LMH Acquisition Corporation since
                            1999

Arvind Sodhani, 45          Vice President and Treasurer       N/A
                            since 1988; Vice President and
                            Treasurer -- Intel LMH
                            Acquisition Corporation since
                            1999

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                                 CITIBANK, N.A.

             By Mail:                       By Overnight Courier:                 By Hand:
                                                                               Citibank, N.A.
          Citibank, N.A.                                                   Corporate Trust Window
           P.O. Box 685                        Citibank, N.A.               111 Wall Street, 5th
        Old Chelsea Station                915 Broadway, 5th Floor                 Floor
     New York, New York 10113             New York, New York 10010        New York, New York 10043

   By Facsimile Transmission:     Confirm Receipt of Facsimile
(For Eligible Institutions Only)       by Telephone Only:
         (212) 505-2248                  (800) 270-0808

     Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Shareholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                         New York, New York 10005-4495

                Bankers and Brokers Call Collect: (212) 425-1685
                   All Others Call Toll-Free: (800) 758-5378